Pricing Term Sheet

Dated June 21, 2021

The Bank of Nova Scotia

US$750,000,000 SENIOR FLOATING RATE NOTES DUE 2023 (Bail-inable notes)

US$750,000,000 1.350% SENIOR NOTES DUE 2026 (Bail-inable notes)

US$650,000,000 2.150% SENIOR NOTES DUE 2031 (Bail-inable notes)

US$750,000,000 SENIOR FLOATING RATE NOTES DUE 2023 (Bail-inable notes)

Issuer:	The Bank of Nova Scotia (the “Bank”)

Title of Securities:	Senior Floating Rate Notes due 2023 (Bail-inable notes) (the “Floating Rate Notes”)

Issuer Ratings:*	A2 / A+ / AA- (Moody’s / S&P / Fitch)

Expected Security Ratings:*	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$750,000,000

Trade Date:	June 21, 2021

Settlement Date:	June 24, 2021 (T+3)

Maturity Date:	June 23, 2023

Price to Public:	100.000%, plus accrued interest, if any, from the start of the initial Interest Period to the date of delivery.

Net Proceeds to the Bank After Commissions and Before Expenses:	US$749,250,000

Interest Rate:	The interest rate on the Floating Rate Notes for each Interest Period will be equal to Compounded SOFR plus the Margin (the “Interest Rate”).

Compounded SOFR:	A compounded average of daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index (as defined in the preliminary prospectus supplement to which this offering of Floating Rate Notes relates (the “Preliminary Prospectus Supplement”)) for each quarterly Interest Period in accordance with the specific formula described under “Details of the Offering—Interest—Floating Rate Notes—Compounded SOFR” in the Preliminary Prospectus Supplement.

Margin:	+28 basis points (the “Margin”)

Interest Payment Dates:	March 23, June 23, September 23, and December 23 of each year, commencing on September 23, 2021 (each, an “Interest Payment Date”).

Interest Period:	The period commencing on any Interest Payment Date (or, with respect to the initial Interest Period only, commencing June 24, 2021) to, but excluding, the next succeeding Interest Payment Date, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the Maturity Date or the Redemption Date to but excluding such Maturity Date or Redemption Date (the “Interest Period”).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

Observation Period:	In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date or Redemption Date).

Interest Calculation:	The amount of interest accrued and payable on the Floating Rate Notes for each Interest Period will be calculated by the Calculation Agent and will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the Interest Rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. See “Details of the Offering—Interest—Floating Rate Notes—Compounded SOFR” in the Preliminary Prospectus Supplement. In no event will the interest on the Floating Rate Notes be less than zero.

U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government Securities (each, a “U.S. Government Securities Business Day”).

Optional Redemption:	On June 23, 2022 (the “Redemption Date”), the Bank may redeem the Floating Rate Notes, at its option, in whole or in part, on at least 10 days’, but not more than 60 days’, prior notice provided (or otherwise transmitted in accordance with the procedures of The Depository Trust Company) to each holder of such Floating Rate Notes to be redeemed, at a redemption price equal to 100% of the principal amount of such Floating Rate Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date.

Day Count:	Actual/360

Business Day Convention:	Modified Following, Adjusted

Calculation Agent:	Computershare Trust Company, N.A.

Canadian Bail-in Powers Acknowledgement:	Yes. The Floating Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	0641593Y0 / US0641593Y02

Joint Book-Running Managers:	Scotia Capital (USA) Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. Desjardins Securities Inc.

Billing and Delivery Agent:	Scotia Capital (USA) Inc.

*

Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

US$750,000,000 1.350% SENIOR NOTES DUE 2026 (Bail-inable notes)

Issuer:	The Bank of Nova Scotia

Title of Securities:	1.350% Senior Notes due 2026 (Bail-inable notes) (the “2026 Fixed Rate Notes,” and together with the 2031 Fixed Rate Notes (as defined herein), the “Fixed Rate Notes,” and together with the Floating Rate Notes, the “Notes”)

Issuer Ratings:*	A2 / A+ / AA- (Moody’s / S&P / Fitch)

Expected Security Ratings:*	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$750,000,000

Trade Date:	June 21, 2021

Settlement Date:	June 24, 2021 (T+3)

Maturity Date:	June 24, 2026

Price to Public:	99.923%, plus accrued interest, if any, from June 24, 2021 to the date of delivery

Net Proceeds to the Bank After Commissions and Before Expenses:	US$746,797,500

Coupon (Interest Rate):	1.350%

Benchmark Treasury:	UST 0.750% due May 31, 2026

Benchmark Treasury Yield:	0.886%

Re-offer Yield:	1.366%

Spread to Benchmark Treasury:	T+48 basis points

Interest Payment Dates:	June 24 and December 24 of each year, commencing December 24, 2021

Day Count / Business Day Convention:	30/360; Following Unadjusted

Optional Redemption:	The Bank (or its successor) may redeem the 2026 Fixed Rate Notes at any time prior to maturity, in whole or in part, at its option, on at least 10 days’, but not more than 60 days’, prior notice provided (or otherwise transmitted in accordance with procedures of The Depository Trust Company) to each holder of such 2026 Fixed Rate Notes to be redeemed. The redemption price will be calculated by the Bank and will be equal to the greater of (1) 100% of the principal amount of such 2026 Fixed Rate Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined in the Prospectus) discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the Prospectus) plus 7.5 basis points. In the case of each of clauses (1) and (2), accrued but unpaid interest will be payable to, but excluding, the redemption date.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2026 Fixed Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	0641594A1 / US 0641594A17

Joint Book-Running Managers:	Scotia Capital (USA) Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. Desjardins Securities Inc.

Billing and Delivery Agent:	Scotia Capital (USA) Inc.

*

Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

US$650,000,000 2.150% SENIOR NOTES DUE 2031 (Bail-inable notes)

Issuer:	The Bank of Nova Scotia

Title of Securities:	2.150% Senior Notes due 2031 (Bail-inable notes) (the “2031 Fixed Rate Notes”)

Issuer Ratings:*	A2 / A+ / AA- (Moody’s / S&P / Fitch)

Expected Security Ratings:*	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$650,000,000

Trade Date:	June 21, 2021

Settlement Date:	June 24, 2021 (T+3)

Maturity Date:	August 1, 2031

Price to Public:	99.872%, plus accrued interest, if any, from June 24, 2021 to the date of delivery

Net Proceeds to the Bank After Commissions and Before Expenses:	US$646,243,000

Coupon (Interest Rate):	2.150%

Benchmark Treasury:	UST 1.625% due May 15, 2031

Benchmark Treasury Yield:	1.484%

Re-offer Yield:	2.164%

Spread to Benchmark Treasury:	T+68 basis points

Interest Payment Dates:	February 1 and August 1 of each year, commencing February 1, 2022

Day Count / Business Day Convention:	30/360; Following Unadjusted

Optional Redemption:	The Bank (or its successor) may redeem the 2031 Fixed Rate Notes at any time prior to maturity, in whole or in part, at its option, on at least 10 days’, but not more than 60 days’, prior notice provided (or otherwise transmitted in accordance with procedures of The Depository Trust Company) to each holder of such 2031 Fixed Rate Notes to be redeemed. The redemption price will be calculated by the Bank and will be equal to the greater of (1) 100% of the principal amount of such 2031 Fixed Rate Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined in the Prospectus) discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the Prospectus) plus 15 basis points. In the case of each of clauses (1) and (2), accrued but unpaid interest will be payable to, but excluding, the redemption date.

Canadian Bail-in Powers Acknowledgement:	Yes. The 2031 Fixed Rate Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	0641594B9 / US 0641594B99

Joint Book-Running Managers:	Scotia Capital (USA) Inc. BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Co-Managers:	BNP Paribas Securities Corp. Desjardins Securities Inc.

Billing and Delivery Agent:	Scotia Capital (USA) Inc.

*

Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

The Notes are bail-inable debt securities (as defined in the Prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

The Bank has filed a registration statement (File No. 333-228614) (including a base shelf prospectus dated December 26, 2018) and a preliminary prospectus supplement dated June 21, 2021 (including the base shelf prospectus, the “Prospectus”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Scotia Capital (USA) Inc. at 1-800-372-3930, BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526 and J.P. Morgan Securities LLC at 1-212-270-6000.

No EU or UK Prospectus. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

This Term Sheet is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Term Sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Term Sheet relates is available only to relevant persons and will be engaged in only with relevant persons.